(d)(2)(K)(ii)

July 8, 2022

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, MD 21202

Attention: Terence M. Baptiste, Vice President

Re: Portfolio Management Agreement Schedules

Dear Mr. Baptiste:

Pursuant to the Portfolio Management Agreement, effective as of May 1, 2017, as amended (the "Agreement"), among Voya Investors Trust, Voya Investments, LLC and T. Rowe Price Associates, Inc., we hereby notify you of our intention to modify the annual portfolio management fee schedules for VY® T. Rowe Price Capital Appreciation Portfolio and VY® T. Rowe Price Equity Income Portfolio (each, a "Portfolio," and together, the "Portfolios"), by removing VY® T. Rowe Price International Stock Portfolio from the schedules and from the footnote with respect to the aggregation of assets, effective at the close of business on July 8, 2022, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A and the Amended Schedule B of the Agreement. The Amended Schedule A and the Amended Schedule B, which indicates the annual portfolio management fee rate for each Portfolio, are attached hereto.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

M:\FUNDS\Legal Admin\Registration Statements\Unified\IIT\2022 1940 Act Pooled Fund - Voya VACS Index Series S Portfolio\485a\Filing Documents\Exhibits\(d)(2)(K)(ii) VIT-TROWE-S-AA-Sched-(remove Int'l Stock)- 2201F.docx

July 8, 2022

Please signify your acceptance to the modified portfolio management fee schedules for the aforementioned Portfolios by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic___________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

T. Rowe Price Associates, Inc.

By: /s/ Terence Baptiste_________

Name: Terence Baptiste____________

Title: Vice President______________, Duly Authorized

AMENDED SCHEDULE A

The Series of Voya Investors Trust (formerly, The GCG Trust) as described in Section 1 of the attached Portfolio Management Agreement, to which T. Rowe Price Associates, Inc. shall act as Portfolio Manager are as follows:

VY® T. Rowe Price Capital Appreciation Portfolio

VY® T. Rowe Price Equity Income Portfolio

AMENDED SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

For services provided by T. Rowe Price Associates, Inc. on behalf of the following Series of Voya Investors Trust, pursuant to the Portfolio Management Agreement dated May 1, 2017, as amended, the Manager will pay the Portfolio Manager a fee, computed daily1 and payable no later than the tenth (10th) business day immediately following the end of each calendar month, based on the average daily net assets of the Series at the following annual rates:

SERIES2

VY® T. Rowe Price Capital Appreciation Portfolio

RATE

(as a percentage of average

daily net assets)

Assets up to $500 million:

0.50% on the first $250 million; and

0.40% on assets over $250 million

When assets exceed $500 million: 0.40% on the first $1 billion; and 0.35% on assets over $1 billion

When assets exceed $2 billion: 0.40% on the first $500 million; and 0.35% on assets over $500 million

When assets exceed $3 billion: 0.35% on all assets

1The portfolio management fees for VY® T. Rowe Price Capital Appreciation Portfolio and VY® T. Rowe Price Equity Income Portfolio will be calculated on a monthly basis based on the average daily net assets for the month. The transitional credit for VY® T. Rowe Price Capital Appreciation Portfolio and VY® T. Rowe Price Equity Income Portfolio will be calculated on a monthly basis based on the net assets on each day that the day's net assets fall within the transitional credit range on that day.

2The fees payable under this Portfolio Management Agreement are subject to a group fee waiver. For purposes of this fee waiver, the assets of the Series will be aggregated with those of VY® T. Rowe Price Diversified Mid Cap Growth Portfolio and VY® T. Rowe Price Growth Equity Portfolio (the "VPI Portfolios"), each a series of Voya

Partners, Inc. that is managed by the Manager and sub-advised by the Portfolio Manager. Pursuant to the terms of a letter agreement between the Manager and the Portfolio Manager dated December 5, 2001, as amended, the fee waiver will be calculated based on the aggregate assets of the Series and the VPI Portfolios, as indicated below and will be applied to any fees payable by a Series. Notwithstanding the reference to the fee waiver in this Schedule B, the terms of the letter agreement shall govern the fee waiver.

•Aggregate assets between $750 million and $1.5 billion = 5% discount

•Aggregate assets between $1.5 billion and $3.0 billion = 7.5% discount

•Aggregate assets greater than $3.0 billion = 10% discount

VY® T. Rowe Price Equity Income Portfolio	Assets up to $100 million:
0.475% on the first $50 million; and
0.425% on the next $50 million
When assets exceed $100 million, the fee
schedule resets as indicated below:
0.375% on all assets
When assets exceed $200 million, the fee
schedule resets as indicated below:
0.325% on all assets
When assets exceed $500 million, the fee
schedule resets as indicated below:
0.300% on the first $500 million; and
0.275% on the next $500 million
When assets exceed $1 billion, the fee
schedule resets as indicated below:
0.275% on all assets
When assets exceed $1.5 billion, the fee
schedule resets as indicated below:
0.250% on all assets

Concurrently with payment of the portfolio management fee, the Manager or its agent will provide the Portfolio Manager with a worksheet or such information reasonably necessary to support the calculation of the fees due to it hereunder.

With respect to VY® T. Rowe Price Capital Appreciation Portfolio:

For VY® T. Rowe Price Capital Appreciation Portfolio (the "Capital Appreciation Portfolio"), the Portfolio Manager will provide the Manager a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets exceed $3 billion. The credit will apply at asset levels between $2.93 billion and $3 billion.

To accommodate circumstances where the Capital Appreciation Portfolio's assets fall beneath $3 billion and to prevent a decline in the Capital Appreciation Portfolio's assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $3 billion, when the flat fee would be triggered, or (b) fall below a threshold of $2.93 billion, where the original fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.35% fee schedule by the difference between the current portfolio size for billing purposes and the $2.93 billion threshold, divided by the difference between $3 billion and the $2.93 billion threshold. The credit would approach $250,000 annually when the Capital Appreciation Portfolio's assets were close to $3 billion and fall to zero at $2.93 billion.

The transitional credit is determined as follows:
Current Portfolio Size for Billing Purposes - $2.93 billion	X $250,000
$70,000,000

With respect to VY® T. Rowe Price Equity Income Portfolio:

For VY® T. Rowe Price Equity Income Portfolio (the "Equity Income Portfolio"), the Portfolio Manager will provide the Manager a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat 0.375% fee schedule once assets reach $100 million. The credit will apply at asset levels between approximately $82.3 million and $100 million. To accommodate circumstances where the Equity Income Portfolio's assets fall beneath $100 million, and to prevent a decline in the Portfolio's assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $100 million, when the flat fee would be triggered, or (b) fall below a threshold of approximately $82.3 million, which would trigger the application of the tiered fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the flat 0.375% fee schedule over the difference between $100 million and the current portfolio size for billing purposes. The credit would approach $75,000 annually when the Equity Income Portfolio's assets were close to $100 million and fall to zero at approximately $82.3 million.

The transitional credit is determined as follows:
Current Portfolio Size for Billing Purposes - $82,352,941	X $75,000
$17,647,059

To accommodate circumstances where the Equity Income Portfolio's assets fall beneath $200 million, and to prevent a decline in the Portfolio's assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original 0.375% fee schedule. The credit will apply at asset levels between $173.3 million and $200 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $200 million, when the 0.325% fee would be triggered, or (b) fall below a threshold of $173.3 million, which would trigger the application of the 0.375% fee schedule.

The credit is determined by prorating the difference between the 0.375% fee schedule and the 0.325% fee schedule over the difference between $200 million and the current portfolio size for billing purposes. The credit would approach $100,000 annually when the Equity Income Portfolio's assets were close to $200 million and fall to zero at approximately $173.3 million.

The transitional credit is determined as follows:
Current Portfolio Size for Billing Purposes - $173,333,333	X $100,000
$26,666,667

To accommodate circumstances where the Equity Income Portfolio's assets fall beneath $500 million, and to prevent a decline in the Portfolio's assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original 0.325% fee schedule. The credit will apply at asset levels between approximately $461.5 million and $500 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $500 million, when the 0.300% fee would be triggered, or (b) fall below a threshold of approximately $461.5 million, which would trigger the application of the 0.325% fee schedule.

The credit is determined by prorating the difference between the 0.325% fee schedule and the 0.300% fee schedule over the difference between $500 million and the current portfolio size for billing purposes. The credit would approach $125,000 annually when the Equity Income Portfolio's assets were close to $500 million and fall to zero at approximately $461.5 million.

The transitional credit is determined as follows:
Current Portfolio Size for Billing Purposes - $461,538,462	X $125,000
$38,461,538

To accommodate circumstances where the Equity Income Portfolio's assets fall beneath $1 billion, and to prevent a decline in the Portfolio's assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original 0.300% tiered fee schedule. The credit will apply at asset levels between approximately $954.5 million and $1 billion. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the 0.275% fee would be triggered, or (b) fall below a threshold of approximately $954.5 million, which would trigger the application of the 0.300% tiered fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the 0.275% fee schedule over the difference between $1 billion and the current portfolio size for billing purposes. The credit would approach $125,000 annually when the Equity Income Portfolio's assets were close to $1 billion and fall to zero at approximately $954.5 million.

The transitional credit is determined as follows:
Current Portfolio Size for Billing Purposes - $954,545,455	X $125,000
$45,545,545

To accommodate circumstances where the Equity Income Portfolio's assets fall beneath $1.5 billion, and to prevent a decline in the Portfolio's assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original 0.275% fee schedule. The credit will apply at asset levels between approximately $1.364 billion and $1.5 billion. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1.5 billion, when the 0.250% fee would be triggered, or (b) fall below a threshold of approximately $1.364 billion, which would trigger the application of the 0.275% fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the 0.250% fee schedule over the difference between $1.5 billion and the current portfolio size for billing purposes. The credit would approach $375,000 annually when the Equity Income Portfolio's assets were close to $1.5 billion and fall to zero at approximately $1.364 billion.

The transitional credit is determined as follows:
Current Portfolio Size for Billing Purposes - $1,363,636,364	X $375,000
$136,363,636

Effective Date: close of business on July 8, 2022, to reflect the removal of VY® T. Rowe Price International Stock Portfolio ("TRP International Stock Portfolio") from the Agreement and from the fee aggregation, as a result of the merger of TRP International Stock Portfolio into Voya International Index Portfolio.